FOR IMMEDIATE RELEASE

ADP REPORTS FIRST QUARTER FISCAL 2006 RESULTS;

REVENUES GROW 10%; EPS INCREASES 31%;

RAISES FISCAL 2006 EPS GUIDANCE TO 22% - 25% GROWTH;

CONFIRMS HIGH SINGLE-DIGIT REVENUE GROWTH GUIDANCE

ROSELAND, NJ, October 26, 2005 – Automatic Data Processing, Inc. (NYSE:ADP) reported 10% revenue growth, to $2.0 billion, and $0.38 earnings per share for the first fiscal quarter ended September 30, 2005, Arthur F. Weinbach, chairman and chief executive officer, announced today. On a reported basis, pretax and net earnings grew 7% and 6%, respectively, and diluted earnings per share increased 9%. First quarter earnings comparisons are affected by the inclusion of stock compensation expense as of July 1, 2005. On a comparable basis, including stock compensation expenses in the first quarter of fiscal 2005, pretax and net earnings grew 26% and 28%, respectively, and diluted earnings per share increased 31% from $0.29 per share a year ago on fewer shares outstanding.

Commenting on the results, Mr. Weinbach said, “We had a very strong first quarter. Results were well ahead of our expectations and reflect the strong momentum in our businesses. Employer Services’ trends were positive and revenues increased 9% in the quarter. New business sales, which reflect annualized revenues from new orders, grew 10% in the United States and 6% worldwide. Our international sales results reflect weakness in parts of Europe. Our domestic results reflected a strong finish to the quarter with especially positive results in our Major and National Accounts segments. The number of employees on our clients’ payrolls increased over 2%, with growth in all market segments in the United States. In Europe, the decline in pays slowed to less than 0.5%. Client retention in the United States continued to improve, increasing 0.4 percentage points over last year’s record level.

”Brokerage Services’ revenues grew 12% for the quarter compared with last year. The growth was primarily attributable to our investor communications business. Revenues from beneficial proxy and interim communications grew 14% in the quarter primarily due to mutual fund meetings and other interim communications. Revenues beyond our beneficial products grew 23% primarily from sales and internal revenue growth within our prospectus, statements and print on demand products. Back-office average trades processed per day increased 11%, while average revenue per trade declined 6% and other non-trade revenues declined in the quarter resulting in flat revenues compared with last year.

“Securities Clearing and Outsourcing Services’ revenues of $18 million for the quarter were in line with our expectations. Our pipeline is solid for this new business and we are pleased with our progress including the recent signing of a multi-year operations outsourcing agreement with E*Trade Financial. Dealer Services’ revenues grew 6%, Claims Services’ revenues grew 4% and foreign currency exchange rates added 0.6% to overall revenue growth for the quarter compared with the first quarter last year.

“Our interest earned on funds held for clients was ahead of our plan for the quarter, growing 28% above last year’s first quarter to $108 million, based on approximately a 12% increase in client funds balances and higher interest yield. Corporate cash and marketable securities were $1.9 billion at the end of the period.

“As previously announced, we adopted Statement of Financial Accounting Standards (SFAS) No. 123R as of July 1, 2005 which requires the expensing of our stock compensation programs. Our first quarter results included incremental pretax stock compensation expenses, reducing earnings per share by approximately $0.05. The first quarter of fiscal 2005 results would have been lower by approximately $0.06 per share had we expensed stock compensation. For the full fiscal year, the impact of adopting SFAS No. 123R is expected to lower earnings per share by about $0.19 and would have lowered earnings per share in fiscal 2005 by $0.22. The lower dilution for the quarter, and anticipated for the year, is primarily driven by the reduction in the number of options granted to associates beginning in fiscal 2005. Stock compensation expense is reflected in our “Other” segment and not within the business segment results.

“With positive results and trends in the first quarter, we are raising our fiscal 2006 earnings per share guidance to 22% - 25% growth, assuming stock compensation was expensed in fiscal 2005, and are confirming our high single-digit revenue growth guidance. Interest income on client funds is anticipated to grow to over $530 million based on 10% expected growth in client funds balances and an improvement of about 50 basis points in the overall yield on the client funds portfolio. We anticipate continued strong momentum in Employer Services, with double-digit sales growth for the year.

“We are very pleased with the momentum in our businesses and are optimistic about our outlook. We have acquired over 5.5 million ADP shares for treasury to date for approximately $240 million reflecting our confidence in the long-term growth of our businesses,” Mr. Weinbach concluded.

Tables containing fiscal 2005 quarterly detail, adjusted for stock compensation expense, and quarterly information for segment revenues and earnings before income taxes for fiscal years 2003, 2004, and 2005 adjusted to reflect updated fiscal year 2006 budgeted foreign exchange rates, are posted to the investor relations home page of our website at www.adp.com under financial data.

An analyst conference call to review the first quarter results will be held today, Wednesday, October 26 at 1:30 p.m. EDT. A live audio webcast of the call will be available to the public on a listen-only basis. To listen to the webcast go to www.adp.com and click on the webcast icon. ADP’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

ADP, with $8.5 billion in revenues and approximately 590,000 clients worldwide, is one of the largest providers of a broad range of premier, mission-critical, cost-effective transaction processing and information-based business solutions.

Automatic Data Processing, Inc. and Subsidiaries

Consolidated Statements of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	September 30,
	2005 (B)	2004 (C)

Revenues, other than interest on funds held for Employer Services’ clients and PEO revenues	$1,782.0	$1,644.5
Interest on funds held for Employer Services’ clients	108.4	84.7
PEO revenues (A)	155.8	125.5
Total revenues	2,046.2	1,854.7

Operating expenses	973.5	867.0
Selling, general and administrative expenses	485.5	446.2
Systems development and programming costs	159.8	148.7
Depreciation and amortization	77.6	74.4
Other income, net	(3.3)	(12.6)
Total expenses	1,693.1	1,523.7

Earnings before income taxes	353.1	331.0

Provision for income taxes	133.1	122.8

Net earnings	$220.0	$208.2

Basic earnings per share	$0.38	$0.36
Diluted earnings per share	$0.38	$0.35
Dividends per common share	$0.1550	$0.1400

Notes:
(A) Net of pass-through costs of $1,490.7 and $1,149.5 for the three months ended September 30, 2005 and 2004, respectively.

(B) The Consolidated Statement of Earnings for the three months ended September 30, 2005 reflects the results of the Company on an “as reported” basis and includes incremental stock compensation expense relating to the Company’s stock compensation plans of $8.7, $22.8 and $9.5 in operating expenses, selling, general and administrative expenses, and systems development and programming costs, respectively, as well as a related tax benefit of $11.3, in accordance with SFAS No. 123R, “Share-Based Payment,” which the Company adopted as of July 1, 2005.

(C) The Consolidated Statement of Earnings for the three months ended September 30, 2004 reflects the results of the Company on an “as reported” basis and does not include incremental stock compensation expense.

In order to show the results for the three months ended September 30, 2005 and 2004 on a comparable basis, adjustments for incremental stock compensation expense relating to the Company’s stock compensation plans are shown in the Consolidated Statements of Earnings - Comparable Basis, as Adjusted for Stock Compensation Expense for the Three Months Ended September 30, 2004 that follows.

Automatic Data Processing, Inc. and Subsidiaries

Consolidated Statements of Earnings - Comparable Basis, as Adjusted for Stock Compensation Expense

for the Three Months Ended September 30, 2004

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	September 30,
	2005 (B)	2004
		Adjusted
		for Stock
		Compensation
		Expense (C)
Revenues, other than interest on funds held for Employer Services’ clients and PEO revenues	$1,782.0	$1,644.5
Interest on funds held for Employer Services’ clients	108.4	84.7
PEO revenues (A)	155.8	125.5
Total revenues	2,046.2	1,854.7

Operating expenses	973.5	878.4
Selling, general and administrative expenses	485.5	471.9
Systems development and programming costs	159.8	161.3
Depreciation and amortization	77.6	74.4
Other income, net	(3.3)	(12.6)
Total expenses	1,693.1	1,573.4

Earnings before income taxes	353.1	281.3

Provision for income taxes	133.1	108.8

Net earnings	$220.0	$172.5

Basic earnings per share	$0.38	$0.30
Diluted earnings per share	$0.38	$0.29
Dividends per common share	$0.1550	$0.1400
Notes:
(A) Net of pass-through costs of $1,490.7 and $1,149.5 for the three months ended September 30, 2005 and 2004, respectively.

(B) The Consolidated Statement of Earnings for the three months ended September 30, 2005 reflects the results of the Company on an “as reported” basis and includes incremental stock compensation expense relating to the Company’s stock compensation plans of $8.7, $22.8 and $9.5 in operating expenses, selling, general and administrative expenses, and systems development and programming costs, respectively, as well as a related tax benefit of $11.3, in accordance with SFAS No. 123R, “Share-Based Payment,” which the Company adopted as of July 1, 2005.

(C) The adjusted Consolidated Statement of Earnings for the three months ended September 30, 2004 includes adjustments for incremental stock compensation expense relating to the Company’s stock compensation plans of $11.4, $25.7 and $12.6 in operating expenses, selling, general and administrative expenses, and systems development and programming costs, respectively, as well as a related tax benefit of $14.0.

Tables showing the fiscal 2005 quarterly detail, as adjusted for stock compensation expense related to the Company’s stock compensation plans, are posted to the investor relations homepage of our website at www.adp.com under financial data.

Automatic Data Processing, Inc. and Subsidiaries

Other Selected Financial Data

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	September 30,
	2005	2004
Revenues for select business units (A)
Employer Services	$1,299.4	$1,190.4
Brokerage Services	$374.8	$334.3
Dealer Services	$253.8	$240.3
Securities Clearing and Outsourcing Services	$17.7	$—

Pre-tax earnings for select business units (A)
Employer Services	$271.4	$220.3
Brokerage Services	$51.8	$40.5
Dealer Services	$41.1	$36.2
Securities Clearing and Outsourcing Services	$(11.8)	$—

(A) Prior year’s segment results were adjusted to reflect fiscal year 2006 budgeted foreign exchange rates.

Components of Other Income, net:
Interest income on corporate funds	$(34.8)	$(25.9)
Interest expense	18.7	8.1
Realized losses on available-for-sale securities, net	12.8	5.2
Total other income, net	$(3.3)	$(12.6)

			Three Months Ended
			September 30, 2004
			Comparable Basis,
			As Adjusted for Stock
Earnings per share information			Compensation Expense
Net earnings	$220.0	$208.2	$172.5
Average shares outstanding	577.3	583.6	583.6
Basic earnings per share	$0.38	$0.36	$0.30
Diluted net earnings	$220.3	$208.4	$172.7
Diluted shares outstanding	582.8	590.0	590.0
Diluted earnings per share	$0.38	$0.35	$0.29

Key Statistics:
Internal revenue growth:
Employer Services	9%	6%
Brokerage Services	13%	11%
Dealer Services	5%	7%
Average investment balances at cost (in billions):

Corporate investments	$4.0		$3.8
Funds held for clients	11.4		10.2
Total	$15.4		$14.0
Average interest rates earned exclusive of realized losses (gains) on:
Corporate investments	3.4%		2.7%
Funds held for clients	3.8%		3.3%
Total	3.7%		3.2%

Stock Compensation Impact on Diluted EPS:
	Fiscal		Fiscal		Year-Over-Year
	2005		2006 (F)		Growth (F)
Diluted EPS, as reported	$1.79
Less: Pro forma EPS impact of stock compensation expense	0.22
Diluted EPS, assuming stock compensation expensed in both periods	$1.57	(P)	$1.91 — $1.96		22% — 25%
Diluted EPS, assuming stock compensation not expensed in either period	$1.79		$2.10 — $2.15	(P)	17% — 20%

(F) Forecast
(P) Pro forma

Automatic Data Processing, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

	September 30,	June 30,
	2005	2005
	(Unaudited)
Assets
Cash and cash equivalents/Short-term marketable securities	$1,538.4	$1,671.2
Securities clearing receivables	988.7	965.2
Other current assets	1,706.0	1,804.7
Total current assets	4,233.1	4,441.1

Long-term marketable securities	397.2	447.9
Property, plant and equipment, net	728.8	684.8
Other non-current assets	4,128.3	4,144.1
Funds held for clients	15,339.0	17,897.5
Total assets	$24,826.4	$27,615.4

Liabilities and Stockholders’ Equity
Securities clearing payables	$664.6	$745.2
Other current liabilities	1,867.6	2,055.5
Total current liabilities	2,532.2	2,800.7

Long-term debt	76.1	75.8
Other non-current liabilities	1,073.9	1,095.9
Client funds obligations	15,415.5	17,859.2
Total liabilities	19,097.7	21,831.6

Total stockholders’ equity	5,728.7	5,783.8
Total liabilities and stockholders’ equity	$24,826.4	$27,615.4

This release and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP’s success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations, employee benefits and registered clearing agencies and broker-dealers; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; stock market activity; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Automatic Data Processing, Inc.

ADP Investor Relations
Elena Charles, 973.974.4077
Debbie Morris, 973.974.7821

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